Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

EHang Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share, issuable under the 2023 Share Incentive Plan	Other (3)	7,593,535 (4)	US$8.18 (3)	US$62,134,100.14	0.00014760	US$9,170.99

	Total Offering Amounts					US$62,134,100.14		US$9,170.99

	Total Fee Offsets							—

	Net Fee Due							US$9,170.99

(1)

The Class A ordinary shares, US$0.0001 par value per share (“Ordinary Shares”) of EHang Holdings Limited (the “Registrant”), represented by American depositary shares (“ADSs”), each representing two Ordinary Shares.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the 2023 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$8.18 per Ordinary Share (or the equivalent of US$16.37 per ADS), which was the average of the high and low prices of the ADSs as reported on the Nasdaq Global Market on April 22, 2024.

(4)	Represents 7,593,535 Ordinary Shares reserved for future award grants under the 2023 Share Incentive Plan.